Exhibit 99.1

Contacts

Zhone Investor Relations:	Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 510. 665.7984
Fax: +1 510.777.7001	Mobile: +1 925.640.0989
E: investor-relations@zhone.com	E: tracy@skycastlemedia.com

Zhone Technologies Regains Compliance with Nasdaq Audit Committee Rule

Oakland, CA — April 22, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions for fiber, copper and wireless broadband infrastructures, announced today that it has received notice from The Nasdaq Stock Market (“Nasdaq”) confirming that the Company has regained compliance with the audit committee requirements for continued listing on Nasdaq.

As stated in the notification from Nasdaq, on March 2, 2010, the staff of the Listing Qualifications Department notified the Company that as a result of the resignation of Mr. Steven Levy from the Company’s Board of Directors and Audit Committee, the Company failed to have three independent directors on its Audit Committee as required by the Nasdaq Listing Rules. Following the recent appointment of Ms. Nancy Pierce to the Company’s Board of Directors and Audit Committee, the Company now has three independent directors on its Audit Committee. Accordingly, the Company has regained compliance with the audit committee requirements and the matter is now considered closed.

About Zhone Technologies — Access for a Converging World

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The company offers the industry’s only fully-integrated portfolio of MSAP, FTTx, EFM and Wi-Fi access technologies resulting in improved network agility and reduced costs in delivering the full spectrum of access services, including residential and business broadband, VoIP, and High-Definition IPTV — over copper, fiber, and wireless. Zhone is headquartered in California and its MSAP products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders.